 Exhibit 2.4

AGREEMENT AND PLAN OF MERGER

By and among

SYSOREX GLOBAL HOLDINGS CORP.,

a Nevada Corporation,

SYSOREX MERGER SUB, INC.,
a California Corporation,

SHOOM, INC.,

a California Corporation,

and

THE SHAREHOLDER REPRESENTATIVE

Effective Date August 31, 2013

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Exhibits	Description

Exhibit 1(i)	Form of Indemnity Escrow Agreement
Exhibit 2(a)	Form of Lock Up Agreement
Exhibit 2(b)	Form of Incentive Stock Option Agreement
Exhibit 2(d)	Form of Employment Agreement
Exhibit 3	Shoom Schedule of Exceptions
Exhibit 11(b)	Certified Documents of MergerSub/Sysorex delivered to Shoom

Schedules	Description

Schedule A	List of Shoom Employees to Receive Stock Options
Schedule 3(b)	Subsidiaries
Schedule 3(t)	Real Property Owned or Leased; Personal Property Leased
Schedule 3(u)(i)	Material Contracts
Schedule 3(u)(ii)	Contracts Requiring Consent to Assign
Schedule 3(v)	Proprietary Rights
Schedule 3(z)	Employee Handbook
Schedule 3(z)(i)	Pension and Profit Sharing Plans
Schedule 3(z)(ii)	Welfare Plans
Schedule 3(aa)	Insurance Policies
Schedule 3(bb)	Rights of Third Parties
Schedule 3(ee)	Vendor Notices
Schedule 3(hh)	Governmental Licenses

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of August 31, 2013 (the “Signing Date”) by and among SYSOREX GLOBAL HOLDINGS CORP., a Nevada corporation (“Sysorex”), SYSOREX MERGER SUB, INC., a newly formed California corporation (“MergerSub”), SHOOM, INC., a California corporation (“Shoom”), and William Freschi (the “Shareholder Representative”).

W I T N E S S E T H:

WHEREAS, Sysorex is in the business of providing information technology and telecommunications solutions and services to commercial and government customers in the United States, Middle East and India;

WHEREAS, Shoom is in the business of providing cloud based enterprise solutions and services;

WHEREAS, the Board of Directors of Sysorex (the “Sysorex Board”) and the Board of Directors of Shoom (the “Shoom Board”) have each determined that the Merger (defined below) is consistent with and in furtherance of their respective long-term business strategy and fair to, and in the best interests of the parties hereto and their respective stockholders;

WHEREAS, the Sysorex Board (on its own behalf and as the sole stockholder of MergerSub) and the Shoom Board have each adopted resolutions approving this Agreement and the Merger of MergerSub with and into Shoom (the “Merger”), resulting in the cancellation of all of the stock of MergerSub and with Shoom continuing as the surviving entity in the Merger in accordance with the California Corporations Code (“CCC”) and, in each such case, upon the terms and conditions set forth in this Agreement;

WHEREAS, all of the issued and outstanding shares of no par value Common Stock of Shoom (the “Shoom Shares”) shall be exchanged for the Merger Consideration (as defined herein); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the transactions contemplated herein shall constitute a reorganization within the meaning of Section 368(a)(I)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(b) of the Code.

NOW THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

Section 1.                Merger Transaction.

(a)          The Merger. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the CCC. At the Effective Time (defined below), upon the terms and subject to the conditions of this Agreement, MergerSub shall be merged with and into Shoom in accordance with the CCC and the separate existence of MergerSub shall thereupon cease and Shoom, as the surviving corporation in the Merger (the “Surviving Corporation”), shall continue its corporate existence under the laws of California as a wholly-owned subsidiary of Sysorex.

(b)          Closing; Effective.

(i)           The Closing of the Merger (the “Closing”) shall take place as soon as practicable after satisfaction or waiver of the conditions set forth in Sections 8, 9 and 10,at the offices of Sysorex, 3375 Scott Blvd. Suite 440, Santa Clara, CA 95054, or at such other location as may be agreed to by the parties, or on such other date and time as may be agreed to by the parties (the “Closing Date”).

(ii)          Subject to the provisions of this Agreement, at the Closing, the parties shall file with the Secretary of State of California an Agreement of Merger (the “Certificate of Merger”) in accordance with the CCC executed in accordance with the relevant provisions of the CCC and shall make all other filings or recordings required under such law in order to complete the Merger. The Merger shall be completed at such time as the Certificate of Merger is duly filed with the Secretary of State of California (the “Effective Time”).

(c)          Succession. At the Effective Time, Shoom shall succeed to all of the rights, privileges, debts, liabilities, powers, properties and contract rights of the MergerSub in the manner of and as more fully set forth in the CCC.

(d)          Merger Consideration. The consideration for the Merger (the “Merger Consideration”), will be as follows:

(i)           Issuance of Sysorex Shares. Sysorex shall issue 2,762,005 shares of common stock, par value $0.001 per share, to the Persons who are shareholders of Shoom as of the Effective Time (the “Shoom Stockholders”) (the shares of Sysorex common stock being issued to the Shoom Stockholders pursuant to this Agreement are the “Consideration Shares”; the shares common stock of Sysorex in general are the “Sysorex Shares”), pro rata in accordance with the number of Shoom shares held by them as of the Effective Time. No fractional shares will be issued and the number of Consideration Shares issued to each Shoom Stockholder shall be rounded to the nearest whole share.

(ii)          Payment of Cash Consideration. Sysorex will pay cash to the Shoom Stockholders (the “Cash Consideration”), pro rata, in accordance with the number of Shoom shares held by each of them as of the Effective Time. The Cash Consideration shall be two million five hundred thousand dollars ($2,500,000), subject to adjustment as follows: (i) if the Net Worth of Shoom as of the end of the last business day immediately preceding the Closing Date is greater than $6,038,020 which was the Net Worth of Shoom as of July 31, 2013 (the “Baseline Date”), then the Cash Consideration shall be $2,500,000 plus such excess, or (ii) if the Net Worth of Shoom as of the end of the last business day immediately preceding the Closing Date is less than the Net Worth of Shoom as of the Baseline Date, then the Cash Consideration shall be $2,500,000 minus such shortfall. Notwithstanding the above, no adjustment to the Cash Consideration shall be made, either upward or downward, and the Cash Consideration shall remain $2,500,000, if the Net Worth of Shoom as of the end of the last business day immediately preceding the Effective Time differs from the Net Worth of Shoom as of the Baseline Date by $100,000 or less.  For purposes of this Agreement “Net Worth” means (i) total Assets as determined in accordance with GAAP, minus (ii) total Liabilities determined in accordance with GAAP and shall include an accrual for the Profit Sharing Plan of Shoom through the Effective Time.

(iii)         Dissenting Shares. Notwithstanding the provisions of paragraphs (i) and (ii) above, if there are Dissenting Shares (as defined in Section 1(f) below), Merger Consideration shall not be distributed to holders of such Dissenting Shares and the total Merger Consideration shall be reduced to account for Dissenting Shares, such that the Shoom Stockholders who do not hold Dissenting Shares receive the same Merger Consideration as they would have received had there been no Dissenting Shares.

(e)          Tender of Payment for Certificates.

(i)           Exchange of Shoom Certificates; Conversion of Merger Sub Shares. In consideration of the Merger Consideration, the Shoom Stockholders shall surrender at or after the Effective Time certificates with powers endorsed in blank (the “Certificates”) for the Shoom Shares or, in the case of Shoom Stockholders who have lost such Certificates, an affidavit of loss reasonably acceptable to the Surviving Corporation. Until surrendered as contemplated by this Section 1(e), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive its pro rata portion of the Merger Consideration as contemplated by Section 1(d) hereof. Each Shoom Stockholder’s right to receive Merger Consideration shall be conditioned on such Shoom Stockholder executing such documents, making such representations and warranties, and giving such releases, as are provided for elsewhere in this Agreement. At the Effective Time, each share of Merger Sub common stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation.

(ii)          Options, Warrants and Treasury Stock. All outstanding options, warrants and other securities owned and held in treasury by Shoom, shall be surrendered at or prior to the Effective Time and retired by Shoom. All securities of Shoom other than Shoom Shares shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii)         Transfer Books; No Further Ownership Rights in the Stock. At the Effective Time, the transfer books of Shoom shall be closed, and thereafter there shall be no further registration of transfers of Shoom Shares on the records of Shoom by the Shoom Stockholders. From and after the Effective Time the holders of Certificates evidencing ownership of Shoom Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shoom Shares, except as otherwise provided for herein or by applicable law.

(f)           Dissenting Shares.

(i)           Notwithstanding any provision of this Agreement to the contrary, any shares of Shoom capital stock held by a holder who has demanded and perfected dissenters’ rights for such shares in accordance with the CCC and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent a right to receive Merger Consideration, but the holder thereof shall only be entitled to such rights as are granted by the CCC.

(ii)           Notwithstanding the provisions of subsection (i) above, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights, then, as of the later of (a) the Effective Time or (b) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive Merger Consideration, without interest thereon, upon surrender to the Company of the certificate representing such shares (or an affidavit of loss) in accordance with the terms and conditions of this Agreement.

(g)          Directors and Officers. Nadir Ali and Wendy Loundermon, the directors of MergerSub immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation. The officers of Shoom immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the by-laws of the Surviving Corporation. Wendy Loundermon shall have complete control of the accounting, finance and human resources departments of the Surviving Corporation.

(i)           Other Effects of Merger. At and after the Closing Date, title to all property owned by each of Shoom and the MergerSub shall vest in the Surviving Corporation without reversion or impairment, and the Surviving Corporation shall automatically have all of the liabilities of each of Shoom and the MergerSub. The Merger shall have all further effects as specified in the applicable provisions of the CCC.

(ii)          Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the MergerSub and Shoom, the officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation to take, and will take, all such lawful and necessary action.

(iii)         Certificate of Incorporation; By-laws.

(1)          At the Closing Date, the Articles of Incorporation of Shoom, as in effect immediately prior to the Closing Date, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended, as provided by law.

(2)          At the Closing Date, the By-laws of Shoom, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended.

(iv)          Intent. The parties intend that, for federal income tax purposes, the Merger qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368 (a)(2)(E) of the Code, and that this Agreement constitutes a plan of reorganization within the meaning of Section 368(b) of the Code. Each party shall treat the Merger consistently with the foregoing, including filing the information and maintaining the records required by Treasury Regulations Section 1.368-3, and shall not take any position inconsistent therewith. No party shall take any action that would cause the Merger not to qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

(h)          Post-Closing Cash Consideration Adjustment.

(i)           At least two Business Days prior to the anticipated Closing Date, Shoom shall deliver to Sysorex a schedule of Shoom’s estimate of its Net Worth as of 11:59 p.m., California time on the day immediately prior to the Closing Date (without taking into account the transactions contemplated by this Agreement) (“Estimated Net Worth”).

(ii)          Shoom’s Estimated Net Worth shall become final and binding on Shoom and Sysorex (the “Final Net Worth”) unless Sysorex gives written notice (“Notice of Disagreement”) to Shoom of its disagreement with respect to the calculation of Estimated Net Worth within thirty (30) days after the delivery to Sysorex of audited 2012 financial statements and reviewed  financial statements for the six months ended June 30, 2013 for Shoom, specifying with reasonable detail each item of disagreement and the reasons for such disagreement, and providing its calculation of Net Worth. Shoom and Sysorex shall negotiate in good faith to resolve in writing all of the differences with respect to each matter specified in the Notice of Disagreement, in which case any such resolution shall be final and binding on the parties (in such instance, also the “Final Net Worth”). If Shoom and Sysorex have not resolved in writing all of the differences with respect to any such matter, then each unresolved matter (the “Disputed Adjustment Matter”) shall be submitted to and reviewed by a mutually agreed to independent certified public accountant (the “Neutral Accountant”). The Neutral Accountant shall consider only the Disputed Adjustment Matters, shall determine Net Worth in a manner consistent with the manner in which the Net Worth of Shoom was determined as of the Baseline Date, and shall act promptly to resolve in writing all Disputed Adjustment Matters, and its decisions with respect to the Disputed Adjustment Matters shall be final and binding on each of Shoom and Sysorex; provided, however, that no such resolution of the Disputed Adjustment Matters shall require payment of an amount greater than the highest amount based upon Shoom’s Estimated Net Worth or less than the lowest amount based upon Sysorex’s Notice of Disagreement, and such decision will also be the Final Net Worth.    The Neutral Accountant shall promptly notify Shoom and Sysorex of its resolution of the Disputed Adjustment Matter. Sysorex shall be responsible for and shall pay the fees and expenses incurred in connection with the Neutral Accountant. However, in the event the Neutral Accountant determines that the Disputed Adjustment Matter reflects in excess of ten (10%) percent less Final Net Worth, Shoom shall reimburse Sysorex in full for the costs of the Neutral Accountant. Once the Final Net Worth has been determined in accordance with the provisions of this Section 1(h), such calculation shall be final and binding for all purposes of this Agreement.

(i)          Delivery of Consideration Shares and Cash Into Escrow. Notwithstanding the provisions of Section 1(d)(i) and 1(d)(ii) above, at Closing, Sysorex shall deposit in escrow (the “Indemnity Escrow Account”) with Davidoff Hutcher & Citron LLP as escrow agent (the “Indemnity Escrow Agent”), an aggregate of 500,000 of the Consideration Shares (the “Escrow Shares”) and five hundred thousand dollars ($500,000) of the Cash Consideration (the “Escrow Cash” and, together with the Escrow Shares, the “Escrow Collateral”). The Escrow Collateral shall be held in escrow by the Indemnity Escrow Agent pursuant to, and released from the Indemnity Escrow Account, in accordance with, the provisions hereinafter set forth and the escrow agreement to be entered into at the Closing by and among Sysorex, the Shareholder Representative and the Indemnity Escrow Agent, substantially in the form attached hereto as Exhibit 1(i) (the “Indemnity Escrow Agreement”). The Escrow Collateral is to be held by the Indemnity Escrow Agent as partial security against the payment and performance of Shoom’s and the Shoom Stockholders’ obligations with respect to the indemnification provisions of Section 5(b). All of the Escrow Shares shall be released from the Indemnity Escrow Account to the Shoom Stockholders, on a pro-rata basis, on the date one (1) year after the Closing Date in the event there are no Claims (defined in Section 5(b) hereof) for indemnification submitted by any Person (other than Shoom) within one year following the Closing Date. If the aggregate amount of Claims during the one-year period is less than the value of the Escrow Shares (determined pursuant to the provisions of the last paragraph of Section 5(c)), then Escrow Shares having a value (determined pursuant to the provisions of the last paragraph of Section 5(c)) exceeding the amount of such Claims shall be delivered to the Shoom Stockholders on a pro-rata basis on the date one (1) year after the Closing Date (seven (7) years for the tax obligations of Shoom). If there are any claims during the first year after the Closing Date, then the Escrow Shares shall be applied first to the value of such claims, and if the value of the claims exceeds the value of the Escrow Shares, then the Escrow Cash shall be applied. After one (1) year after the Closing Date the escrow Cash shall apply only to claims related to the tax liabilities of Shoom, and shall be released to the Shoom Stockholders, on a pro-rata basis, on each of the seven (7) anniversary dates of the Closing Date in seven equal installments, with interest accrued through each release date. In the event that the aggregate Claims by Sysorex exceed the Escrow Cash and the value of the Escrow Shares (determined pursuant to the provisions of the last paragraph of Section 5(c)), the Shoom Stockholders shall remain liable, severally but not jointly, and on a pro-rata basis, to Sysorex for such excess payment, subject to the limitations imposed in Section 5(c) below. Any Escrow Collateral not released to the Shoom Stockholders shall be forfeited by the Shoom Stockholders and released and transferred to Sysorex in accordance with and subject to the terms and conditions of this Agreement and the Indemnity Escrow Agreement.

Section 2.                Other Agreements.

(a)          Lock-Up of Consideration Shares.

(i)           The resale of Consideration Shares shall be pursuant to the terms of the Lock-Up Agreements, in the form of Exhibit 2(a) attached hereto (the “Lock-Up”) in compliance with the terms and conditions of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and according to the following terms and conditions:

Provided that all executive officers and directors of Sysorex have agreed to the same restriction, as a condition to receipt of the Consideration Shares, Shoom Stockholders holding at least a majority of the underlying shares of Shoom will be required to agree that all of the Consideration Shares received by such Shoom Stockholders shall not be eligible for sale until six months (the “Lock-up Period”) after the effective date of the Registration Statement on Form S-1, for an underwritten public offering (the “Secondary”). Sysorex will prepare and file the Registration Statement at its expense, to register for resale all Consideration Shares held by the Shoom Stockholders (the “Registration Statement”), as promptly as practicable following the effective date of the Secondary Registration Statement. Sysorex shall use commercially reasonable efforts to cause such Registration Statement to become effective as promptly as practicable after filing and to keep such Registration Statement effective for at least eighteen (18) months after the Effective Date of the Secondary Registration Statement. After the Lock-up Period, there shall be no restrictions or limitations imposed by Sysorex on the selling of shares by the Shoom Stockholders, or their assigns. Sysorex may elect to waive this restriction from time to time based upon the then current market conditions and the desires of the Shoom Stockholders; provided, however, that Sysorex may not waive this restriction for any other holder of Sysorex Shares unless Sysorex also waives this restriction with regard to the Shoom Stockholders, on a pro-rata basis with such other holders of Sysorex Shares.

(ii)          Sysorex may permit and assist Shoom Stockholders in making sales of shares during the Lock-Up Period if they so desire, if and when opportunities are available as set forth in the Lock-Up Agreement.

(iii)         The limitations set forth in the Lock-Up shall apply to the Shoom Stockholders individually, and not as a group. Any sales of Consideration Shares in violation of the Lock-Up by any Shoom Stockholder shall constitute an event of default under the Lock-Up only as to such individual Shoom Stockholder and all proceeds in excess of the Merger Consideration from the sale of all Consideration Shares by such Shoom Stockholder prior to expiration of the Lock-Up shall be paid to Sysorex.

(iv)         Subject to the provisions of paragraph 2(a)(i) above, Sysorex reserves the right to waive the Lock-Up limitations and/or resale limitations set forth in the Lock-Up Agreement, in whole or in part.

(b)          Stock Options. After Closing, all employees of Shoom as of the Effective Time shall be eligible to receive options to purchase shares of Common Stock of Sysorex under the Sysorex 2011 Employee Stock Incentive Plan. Promptly after the Effective Time, Sysorex shall issue incentive stock options to purchase an aggregate of 200,000 Sysorex Shares to such employees, in the respective amounts set forth opposite their names on Schedule A attached hereto, pursuant to Sysorex’s 2011 Employee Stock Incentive Plan (the “Sysorex Options”), in the form of option attached hereto as Exhibit 2(b). The Sysorex Options will be exercisable for ten (10) years at a price equal to the fair market value of the Sysorex Shares as of the date the Sysorex Options are issued, and will be 25% vested on the Closing Date, with the remainder vesting in three equal installments on the first, second, and third anniversaries of the Closing Date. If an employee of Shoom listed on Schedule A does not accept employment with the Surviving Corporation prior to the Effective Time (but not thereafter), the number of Sysorex Shares that were to have been covered by such employee’s option shall be added to the Sysorex Shares covered by options to be issued to employees of Shoom listed on Schedule A who do accept employment with the Surviving Corporation, on a pro-rata basis.

(c)          Shareholder Approval. Shoom shall immediately after the date hereof take all action necessary in accordance with the CCC and its articles of incorporation and bylaws to convene a special meeting of Shoom’s shareholders to consider the approval of this Agreement and the Merger (the “Shoom Stockholders Meeting”) or to secure the written consent of its shareholders with respect thereto within no more than thirty (30) days of the date of this Agreement. Shoom shall use commercially reasonable efforts to secure the vote or consent of its shareholders required to effect the Merger.

(d)          William Freschi (CEO/CFO) and Dan Cole (President/COO), Michael Lynch (Executive VP/GM), and Sharon Ryoji (Senior VP, Customer Services) shall each enter into an employment agreement with the Surviving Corporation in the form attached hereto as Exhibit 2(d).

Section 3.                Representations and Warranties of Shoom and the Shoom Stockholders. Except as set forth in the Shoom Schedule of Exceptions attached to this Agreement as Exhibit 3, Shoom and each of the Shoom Stockholders, severally and not jointly, warrants and represents to the MergerSub and Sysorex that, to their best knowledge, the each of the following statements is true and correct (as used herein, “Shoom’s best knowledge” or “to the best knowledge of Shoom” shall mean information actually known by Shoom Stockholders without due inquiry, and as to Shoom officers shall mean information actually known or imputed knowledge as to which it was his fiduciary duty to inform himself):

(a)          Ownership of Shares. As of the Signing Date, Shoom has 14,555,309 Shoom Shares issued and outstanding and there are 69 Shoom Stockholders. Shoom does not have stock or securities of any other class issued, authorized, or outstanding. The Shoom Stockholders are the owners, beneficially and of record, of Shoom Shares, which constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of Shoom. Shoom Shares are the sole voting stock of Shoom and is duly authorized, validly issued, fully paid and non-assessable. Shoom Shares have not been pledged, mortgaged or otherwise encumbered in any way and there is no lien, mortgage, charge, claim, liability, security interest or encumbrance of any nature against Shoom Shares. There are no options, warrants, rights of subscription or conversion, calls, commitments, agreements, arrangements, understandings, plans, contracts, proxies, voting trusts, voting agreements or instruments of any kind or character, oral or written, to which Shoom or the Shoom Stockholders, are a party, or by which Shoom or the Shoom Stockholders, are bound, relating to the issuance, voting or sale of Shoom Shares or any authorized but unissued shares of capital stock of Shoom or of any securities representing the right to purchase or otherwise receive any such shares of capital stock. Shoom has not entered into or granted any Stockholders agreements, preemptive rights or other agreements, arrangements, groups, commitments or understandings, oral or written, that have not been disclosed to the MergerSub and Sysorex, relating to the voting, issuance, merger or disposition of shares of Shoom or the conduct or management of the Shoom Board.

(b)          Capacity; Organization; Standing; Capitalization. Shoom has full capacity to enter into and perform under this Agreement and all other agreements and instruments to be entered into in connection with the Merger contemplated hereby, and to consummate such Merger, and no other consent or joinder of any other persons or corporations is required to consummate such Merger (subject only to the requisite approval of the Merger and this Agreement by the shareholders of Shoom). Shoom has no subsidiaries, other than those listed on Schedule 3(b) attached hereto, (the “Subsidiaries”). Other than the Shoom Stockholders, neither the Shoom Stockholders nor Shoom have any interest in any entity other than Shoom engaged, directly or indirectly, in businesses competitive with those of Shoom or Sysorex. This Agreement has been, and each of the other agreements and instruments executed hereunder (the “Other Agreements”) will at the Closing, be duly executed and delivered by Shoom. This Agreement constitutes, and each of the Other Agreements will constitute, the legal, valid and binding obligation of Shoom enforceable in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally or by general equitable principles (“Enforceability Limitations”).

(c)          Conflicts. Neither the execution and delivery of this Agreement or any of the other agreements to which Shoom is a party, nor the consummation or performance of the Merger will, directly or indirectly (with or without notice or lapse of time):

(i)           contravene, conflict with or result in a violation of any Legal Requirement or any Order to which or Shoom is subject; or

(ii)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Shoom

(iii)         except for any such contravention, conflict or violation which would not reasonably be expected to make illegal or materially delay or impair the consummation of the Merger, or;

(iv)         (i) conflict with or result in a violation or breach of (ii) constitute (with or without notice or passage of time) a default under (iii) result in or give any person the right of termination, cancellation, acceleration or modification in or with respect to (iv) result in or give to any person any additional rights under or (v) result in the creation or imposition of an Encumbrance upon the assets of Shoom under, any Applicable Contract or other arrangement to which Shoom or any of the Shoom Stockholders, is a party or is bound.

(d)          No Finder’s Fee. Shoom has not, and the Shoom Stockholders have not, created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Merger.

(e)          Purchase Entirely for Own Account. As a condition to receipt of the Consideration Shares, each Shoom Stockholder will be required to represent that he Consideration Shares proposed to be acquired by such Shoom Stockholder hereunder will be acquired for investment for his own account, and not with a view to the resale or distribution of any part thereof, and the Shoom Stockholder has no present intention of selling or otherwise distributing the Consideration Shares, except in compliance with applicable securities laws, and in accordance with the terms and conditions of the form of Lock-Up Agreement attached hereto as Exhibit 2(a).

(f)           Available Information. As a condition to receipt of the Consideration Shares, each Shoom Stockholder who is not an accredited investor will be required to represent that such Shoom Stockholder, or its advisor, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Sysorex and the MergerSub and in the transactions contemplated herein.

(g)          Non-Registration. As a condition to receipt of the Consideration Shares, each Shoom Stockholder will be required to represent that such Shoom Stockholder understands that the Consideration Shares have not been registered under the Securities Act and if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shoom Stockholder’s representations as expressed herein.

(h)          Restricted Securities. As a condition to receipt of the Consideration Shares, each Shoom Stockholder will be required to represent that such Shoom Stockholder understands that the Consideration Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shoom Stockholder pursuant hereto, the Consideration Shares would be acquired in a Merger not involving any public offering; that if the Consideration Shares was issued to the Shoom Stockholder in accordance with the provisions of this Agreement, such Consideration Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom; in this connection, that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. All of such representations, however, will be qualified by the obligation of Sysorex to register the Consideration Shares after the Effective Time, as provided in this Agreement.

(i)           Legends. It is understood that the Consideration Shares will bear one or all of the following legends:

(i)           “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SHOOM THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(ii)          Any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

(j)           Schedule 13D; Section 16(b). As a condition to receipt of the Consideration Shares, each Shoom Stockholder will be required to acknowledge that if the number of Sysorex Shares acquired by such Shoom Stockholder, when aggregated with all other shares of Common Stock of Sysorex owned by such Shoom Stockholder at such time would result in Shoom Stockholder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder) in excess of 4.99% of the then issued and outstanding Sysorex Shares and the Sysorex Shares are then registered under Section 12(g) of the Exchange Act, such Shoom Stockholder shall comply with the disclosure requirements of Schedule 13D and, if such amount exceeds 9.99%, such Shoom Stockholder shall also comply under the reporting obligations of Sections 16(a) and 16(b) of the Exchange Act and the rules promulgated thereunder. Sysorex shall provide to Shoom Stockholders, at Sysorex’s sole cost and expense, the services of Sysorex’s legal counsel to advise and prepare all such documents and filings as may be necessary to allow Shoom Stockholders to comply with the requirements of the Exchange Act.

(k)          Corporate Organization; Etc. Shoom and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to engage it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Change on Shoom, or on the ability of Shoom to perform its obligations under this Agreement or on the ability of Shoom to consummate the Merger. Shoom and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Change. The copies of the Organizational Documents and all amendments thereto of Shoom and its Subsidiaries heretofore delivered to MergerSub are complete and correct copies of such instruments as presently in effect.

(l)           Capitalization of Companies. The Shoom Stockholders own in the aggregate all of the issued and outstanding other equity interest of Shoom and Shoom shall own as of the Effective Time all of the issued and outstanding equity interests of its Subsidiaries, in each case free and clear of all Encumbrances, other than Encumbrances which will be extinguished on or prior to the Effective Time.

(m)          Authority; Execution and Delivery; Enforceability. Shoom has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger subject only to the requisite approval of the Merger and this Agreement by the stockholders of Shoom. The execution and delivery by Shoom of this Agreement and the consummation by Shoom of the Merger have been duly authorized and approved by the Shoom Board and no other corporate proceedings on the part of Shoom are necessary to authorize this Agreement and the Merger other than the requisite approval of the Merger and this Agreement by the stockholders of Shoom. When executed and delivered, this Agreement will be enforceable against Shoom in accordance with its terms, subject only to Enforceability Limitations.

(n)          No Conflict. Neither the execution and delivery of this Agreement or any of the other Documents nor the consummation or performance of the Merger will, directly or indirectly (with or without notice or lapse of time):

(i)           contravene, conflict with or result in a violation of, or give any Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Shoom or any of its Subsidiaries is subject;

(ii)          contravene, conflict with or result in a violation of any of requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of Shoom or its Subsidiaries;

(iii)         result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except Permitted Encumbrances;

(o)          Legal Proceedings.

(i)           Neither the Shoom Stockholders in their capacity as Shoom Stockholders and/or as officers or directors of Shoom, nor Shoom is a party to any pending litigation, arbitration or administrative proceeding or to any investigation, and no such litigation, arbitration or administrative proceeding or investigation that might result in any Material Adverse Change in the financial condition, business or properties of Shoom is threatened.

(ii)          Shoom has not received notice of any complaints, claims or threats, plans or intentions to discontinue commercial relations or purchases from any customer of Shoom, any purchaser of goods or services from Shoom, any employee or independent contractor significant to the conduct or operation of Shoom or its businesses or any party to any agreement to which Shoom is a party, other than in the Ordinary Course of Business for a service business serving large numbers of customers.

(iii)         Shoom is under no obligation with respect to the return of goods in the possession of customers.

(p)          Encumbrances. There are no liens, mortgages, deeds of trust, claims, charges, security interests or other encumbrances or liabilities of any type whatsoever to which any of the assets of Shoom, and Shoom’s inventory (the “Inventory”), are subject.

(q)          Financial Statements.

(i)           The reviewed financial statements of Shoom and its Subsidiaries as for the year ended December 31, 2011 and the unaudited financial statements for the year ended December 31, 2012, together with the related notes and schedules (the “Reviewed Financials”), have been prepared by Shoom, and prior to and immediately after the Closing Date the Reviewed Financials shall be: (A) in accordance with the books of account and records of Shoom; (B) present fairly, and are true, correct and complete statements of the financial condition and the results of operations of Shoom in all material respects as at and for the periods therein specified, and (C) do not include or omit to state any fact which renders the Reviewed Financials materially misleading.

(ii)          Shoom shall deliver to MergerSub and Sysorex pursuant to Section 11(c) below, prior to the Effective Time, the unaudited consolidated balance sheet as of a date ended the last complete month prior to the Effective Time (the “Balance Sheet Date”) and the consolidated income statement for the period ended at the Balance Sheet Date (the “Unaudited Financials”). The Unaudited Financials give a true and fair view, in all significant aspects, of the consolidated balance sheet position of Shoom as at the Balance Sheet Date, and its consolidated results, and Shoom shall use its best efforts to have them contain sufficient and appropriate information for its adequate interpretation and comprehension according to U.S. GAAP, other than omission of footnotes. MergerSub and Shoom recognize that the records as delivered to MergerSub may require adjustments to be in accordance with GAAP. MergerSub shall work with Shoom to make said adjustments using the information provided by Shoom. Officers of Shoom shall sign said unaudited financial statements once they are prepared.

(iii)         No Unknown Liabilities, Etc. As of the Balance Sheet Date, Shoom had no material liability or obligation of any nature (absolute, accrued, contingent or otherwise) not otherwise disclosed herein which is not fully reflected or reserved against in the Balance Sheet, which, in accordance with GAAP, should have been shown or reflected in the Balance Sheet. There has been no material change in the assets (other than cash) or liabilities (other than tax liabilities calculated in accordance with GAAP) of Shoom since the Balance Sheet Date. The MergerSub is preparing said balance sheets and financial information using information provided by Shoom on a timely basis.

(iv)         Except as and to the extent shown or provided for in the Reviewed Financials or the notes and schedules thereto or as disclosed in any of the Schedules to this Agreement or such current liabilities as may have been incurred since December 31, 2012 in the Ordinary Course of Business, Shoom has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) which might be or become a charge against the assets or liabilities of Shoom; as of the Balance Sheet Date, there was no asset used by Shoom in its operations that has not been reflected in the Reviewed Financials and, except as set forth in the Reviewed Financials, no assets have been acquired by Shoom since such date except in the Ordinary Course of Business.

(v)          Except as disclosed in the Unaudited Financials and the information provided by Shoom, there has been no decrease in Shoom Stockholders’ equity as compared with the amount shown for such Shoom Stockholders’ equity as at the Balance Sheet Date, and no Material Adverse Changes in the financial position of Shoom since the Balance Sheet Date.

(r)           Tax Matters.

Shoom has timely filed all federal, state and local income tax returns and has timely filed with all other appropriate governmental agencies all sales, ad valorem, franchise and other tax (including in connection with any real estate or personal property), license, gross receipts and other similar returns and reports required to be filed by Shoom. Shoom has reported all taxable income and losses on those returns on which such information is required to be reported and paid or provided for the payment of all taxes due and payable by Shoom on said returns or taxes due pursuant to any assessment received by it, including without limitation, any taxes required by law to be withheld and/or paid in connection with any officer’s or employee’s compensation or due pursuant to any assessment received by it. Shoom has timely filed a 2012 tax return and paid all state, local, and federal taxes due for the year ended December 31, 2012. Shoom has made available to the MergerSub and Sysorex for inspection copies of income tax returns that are true and complete copies of the federal and applicable state, local or other income tax returns filed by Shoom for the taxable years ended December 31, 2010, 2011, and 2012, and any other open tax periods. All tax liabilities of Shoom arising through the end of the taxable year ended December 31, 2012 and that are currently due have been paid. All tax liabilities of Shoom arising after December 31, 2012, and that are currently due have been paid or adequately disclosed and the properly reserved for on the books and records and financial statements of Shoom. No federal or applicable state, local or other tax return of Shoom for any period has been or is currently under audit by the Internal Revenue Service or any state, local or other tax authorities. No claim has been made by federal, state, local or other authorities relating to any such returns or any audit. For purposes of this Section 3(r), the word “timely” shall mean that such returns were filed within the time prescribed by law for the filing thereof, including the time permitted under any applicable extensions. Shoom is not aware of any facts which it believes would constitute the basis for the proposal of any tax deficiencies for any unexamined year. All taxes which Shoom is required by law to withhold and collect have been duly withheld and collected, and has been timely paid over to the proper authorities to the extent due and payable or they have been fully disclosed to the MergerSub.

(s)          Accounts Receivable and Inventory.

(i)           Accounts Receivable. The accounts receivable of Shoom reflected in the Unaudited Reviewed Financials as at the Balance Sheet Date, and the accounts receivable acquired by Shoom since such date are valid subsisting claims for the aggregate amounts thereof reflected in the Unaudited Financials net of the reserves or allowances for doubtful receivables reflected in the Financials or thereafter in Shoom’s books and records uniformly maintained in accordance with the financial statements, accounted for in accordance with generally accepted accounting principles, and Shoom knows of no reason that would make such accounts receivable, net of such amounts as Shoom has reserved on its books as of the Balance Sheet Date, taken as a whole not collectible.

(ii)          Inventory. The inventory of Shoom reflected in the Unaudited Financials as at December 31, 2012 and the inventory acquired by Shoom since such date (a) has been purchased in the Ordinary Course of Business, (b) has been fully paid for unless otherwise reflected in the Financials, (c) is marketable or adequate provision for obsolescence has been provided and (d) Shoom knows of no reason that would make such inventory, net of such amounts as Shoom has reserved on its books as of December 31, 2012, taken as a whole, not marketable.

(t)          Title and Condition of Properties. Shoom does not own any real property, except as may be reflected in the financial information provided. Shoom has good, marketable title to all properties and assets, real and personal, tangible and intangible, reflected in the Unaudited Financials and all properties acquired subsequent to the Balance Sheet Date, which have not been disposed of in the Ordinary Course of Business. Said property is subject to no mortgage, lien, deed of trust, claim, security interest, liability, conditional sales agreement, easement, right-of-way or any other encumbrance except as may be filed in the Ordinary Course of Business.

Schedule 3(t) of this Agreement contains an accurate list of all leases and other agreements under which Shoom is lessee of any personal property. Each of the real property and personal property leases and agreements is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto.

All personal property, machinery and equipment which are material to the business, operations or condition (financial or otherwise) of Shoom is in operating condition and, subject to routine maintenance and ordinary wear and tear, have been maintained in accordance with reasonable industry standards and is suitable for the purpose for which it is used. Shoom is not aware of nor has received notice of, the violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement in force on the date hereof relating to Shoom’s business or its owned or leased real or personal properties, with which Shoom has not complied or is in the process of complying as may be appropriate.

(u)          Description of Material Contracts. Schedule 3(u)(i) of this Agreement contains a complete and correct list as of the date hereof of certain contracts (the “Material Contracts”), which are representative of the contracts entered into by Shoom and its customers. Other agreements, contracts and commitments, obligations and understanding are set forth in other Schedules delivered hereunder, of the following types written or oral to which Shoom is a party, under which it has any rights or by which it or any of its properties is bound, as of the date hereof: (a) mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (b) employment and consulting agreements with annual compensation in excess of $50,000; (c) collective bargaining agreements; (d) bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plans, agreements, trusts, funds or arrangements for the benefit of employees (whether or not legally binding); (e) sales agency, manufacturer’s representative or distributorship agreements; (f) agreements, orders or commitments for the purchase by Shoom of materials, supplies or finished products exceeding $25,000 in the aggregate from any one person; (g) agreements, orders or commitments for the sale by Shoom of its products or services exceeding $25,000; (h) agreements or commitments for capital expenditures in excess of $25,000 for any single project (it being warranted that the commitment for all undisclosed contracts for such agreements or commitments does not exceed $25,000 in the aggregate); (i) agreements relating to research; (j) agreements relating to the payment of royalties; (k) brokerage or finder’s agreements; (l) joint venture agreements; and (m) other agreements, contracts and commitments which individually or in the aggregate for any one party involve any expenditure by Shoom of more than $25,000.

Except as set forth in Schedule 3(u)(ii), no consent of any party is required under any contract, agreement, commitment, obligation or undertaking to which Shoom is a party, which would make such agreements not binding and in full force and effect as of the Effective Time (including contracts which are not material and listed in Schedule 3(u)(i)). Any contracts, agreements, leases or commitments held in the name of any of the Shoom Stockholders and set forth in the Schedules hereto shall be assigned to Shoom prior to the Effective Time.

Shoom has made available to the MergerSub and Sysorex copies of all written agreements, contracts, commitments, obligations and undertakings, together with all amendments thereto that are in its possession, listed on Schedule 3(u)(i) and 3(u)(ii). All such agreements, contracts, commitments, obligations and undertakings are in full force and effect and, all parties to, or otherwise bound by, such agreements, contracts, commitments, obligations and undertakings have performed all obligations required to be performed by them to date and Shoom is not in default and no event, occurrence, condition or act exists which gives rise to (or which with notice or the lapse of time, or both, could result in) a default or right of cancellation, acceleration or loss of contractual benefits under, any such contract, agreement, commitment, obligation or undertaking. There has been no threatened cancellations thereof, and there are no outstanding disputes, other than in the Ordinary Course of Business for a service business serving a large customer base under any such contract, agreement, commitment, obligation or undertaking.

Each contract, lease, instrument and commitment required to be described in the Schedules hereto is, on the date hereof, and will be at the Effective Time, in full force and effect and is and will constitute a valid and binding obligation of Shoom and the respective parties to such agreements (subject only to Enforceability Limitations), and there is not, under any such contract, lease, instrument or commitment, any existing default by Shoom or such other parties or any event that, with notice, lapse of time or both, would constitute a default by Shoom or such other parties in respect of which adequate steps have not been taken to cure such default or to prevent a default from occurring or continuing. Any contracts, leases or commitments held in the names of any of the Shoom Stockholders and listed on the Schedules shall be assigned to Shoom prior to the Effective Time.

The material suppliers, customers and clients of Shoom will continue to supply and purchase from Shoom after the Effective Time, except as may change in the Ordinary Course of Business.

(v)          Proprietary Rights.

(i)                      Shoom owns all right, title and interest in and to, or otherwise possesses legally enforceable rights, or is licensed to use, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names, Internet domain names and other proprietary rights used in or necessary for the conduct of Shoom’s business as conducted to the date of this Agreement, including, without limitation, the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in all versions and implementations of Shoom’s World Wide Web sites or any product or service which has been or is being distributed or sold by Shoom or currently is under development by Shoom or has previously been under development by Shoom (collectively, including such Web site, the “Company Products”), free and clear of all liens, claims and encumbrances (including without limitation linking, licensing and distribution rights) (all of which are referred to as “Company Proprietary Rights”). In addition, Shoom is not aware of any legal restrictions or impediments that would prevent Shoom from conducting its business as proposed to be conducted. Schedule 3(v) of this Agreement contains an accurate and complete in all material respects (i) description of all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, Internet domain names and registered copyrights in or related to Shoom Products or otherwise included in Shoom Proprietary Rights and all applications and registration statements therefor, including the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which any such application of such issuance and registration has been filed, (ii) list of all licenses and other agreements with third parties (the “Third Party Licenses”) relating to any material patents, copyrights, trade secrets, software, inventions, technology, know-how, processes or other proprietary rights that Shoom is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate in Company Products (such patents, copyrights, trade secrets, software, inventions, technology, know-how, processes or other proprietary rights are collectively referred to as the “Third Party Technology”) and (iii) list of all licenses and other agreements with third parties relating to any material information, compilations, data lists or databases that Shoom is licensed or otherwise authorized by such third parties to use, market, disseminate, distribute or incorporate in Company Products. All of Shoom’s patents, copyrights, trademark, trade name or Internet domain name registrations related to or in Shoom Products are valid and in full force and effect; and consummation of the Merger contemplated by this Agreement will not alter or impair any such rights. No claims have been asserted or threatened against Shoom (and Shoom is not aware of any claims which are likely to be asserted or threatened against Shoom or which have been asserted or threatened against others relating to Company Proprietary Rights or Company Products) by any person challenging Shoom’s use, possession, manufacture, sale or distribution of Company Products under any Company Proprietary Rights (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any material license or agreement relating thereto (including, without limitation, the Third Party Licenses) or alleging a violation of any person’s or entity’s privacy, personal or confidentiality rights. There is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the continued enhancement and exploitation by Shoom of any of Shoom Products. None of Shoom Products nor the use or exploitation of any Company Proprietary Rights in its current business infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name and Shoom has not been sued in any suit, action or proceeding which involves a claim of such infringement, misappropriation or unfair competition.

Shoom has not granted any third party any right to manufacture, reproduce, distribute, market or exploit any of Shoom Products or any adaptations, translations, or derivative works based on Shoom Products or any portion thereof. Shoom has not knowingly granted any third party any right to allow users of Shoom’s World Wide Web site to link to other World Wide Web or Internet sites. Except with respect to the rights of third parties to the Third Party Technology, no third party has any express right to manufacture, reproduce, distribute, market or exploit any works or materials of which any of Shoom Products are a “derivative work” as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

(ii)                     Shoom has at all times used commercially reasonable efforts customary in its industry to treat trade secrets that constitute Shoom Proprietary Rights related to Company Products and Company Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as intended or reasonably likely to cause the loss of such trade secrets by release into the public domain.

(iii)                    No employee, contractor or consultant of Shoom is in violation in any material respect of any term of any written employment contract, patent disclosure agreement or any other written contract or agreement relating to the relationship of any such employee, consultant or contractor with Shoom or any other party because of the nature of the business conducted by Shoom.

(iv)                    Each person presently employed by Shoom (including independent contractors, if any) with access authorized by Shoom to confidential information has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to MergerSub or its representatives, or a form that provides for similar restrictions on use and disclosure.

(v)                     No material product liability or warranty claims have been communicated in writing to or threatened against Shoom.

(vi)                    There is no material unauthorized use, disclosure, infringement or misappropriation of any Company Proprietary Rights, or any Third Party Technology to the extent licensed by or through Shoom, by any third party, including any employee or former employee of Shoom. Shoom has not entered into any agreement to indemnify any other person against any charge of infringement of any Corporation Proprietary Rights, other than indemnification provisions contained in purchase orders arising in the Ordinary Course of Business.

(vii)                   Shoom has taken all steps customary and reasonable in the industry to protect and preserve the confidentiality and proprietary nature of all Intellectual Property and other confidential information not otherwise protected by patents, patent applications or copyright (“Confidential Information”).

(w)          Default; Violations or Restrictions. The execution, delivery and performance of this Agreement and of any agreement to be executed and delivered by Shoom in connection with the Merger contemplated hereby will not (or with the giving of notice or the lapse of time or both would) result in the breach of any term or provision of the Articles of Incorporation or By-laws of Shoom or violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation, acceleration or otherwise be in conflict with or result in a loss of contractual benefits to Shoom, under any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal or any of the terms, conditions or provisions of any contract, lease, note, bond, mortgage, deed of trust, indenture, license, security agreement, agreement or other instrument or obligation by which Shoom is a party or by which it is bound, or require any consent, approval or notice under any law, rule or decree or any such document or instrument; or result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon Shoom’s assets or interfere with or otherwise adversely affect the ability to carry on the business of Shoom after the Effective Time on substantially the same basis as it is now conducted by Shoom.

(x)           Court Orders and Decrees. Shoom has not received written or oral notice that there is outstanding, pending or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting Shoom, Shoom Shares or any of Shoom’s assets. Shoom is in compliance in all material respects with all applicable Federal, state, county, municipal (or of any subdivision thereof) laws, regulations and administrative orders in force at any applicable time to which Shoom may be subject.

(y)          Books and Records. Since January 1, 2010, the books and records of Shoom are, in all material respects, complete and correct and have been maintained in accordance with good business practice. True and complete copies of the Articles of Incorporation and By-laws of Shoom and all amendments thereto and true and complete copies of all minutes, resolutions, stock certificates and stock transfer records of Shoom since January 1, 2010 are contained in the minute books and stock transfer books that have been made available to the MergerSub and Sysorex for inspection and will be delivered to the MergerSub at the Effective Time. The minute books, stock certificate books, stock transfer records and such other books and records as may be requested by the MergerSub, as exhibited to the MergerSub, Sysorex, and their representatives, are complete and correct in all material respects, since January 1, 2010.

(z)          Pension and Welfare Plans. See employee handbook, Schedule 3(z).

(i)           Pension and Profit Sharing Plans. Except as disclosed in Schedule 3(z)(i) of this Agreement, Shoom does not have in effect any pension, profit sharing or other employee benefit plan described under Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All benefits payable under any terminated employee pension benefit plan (as such term is defined in Section 3(2)(A) of ERISA) previously maintained by Shoom or to which it has previously contributed have been paid in full and/or that Shoom does not have any unfunded liability in respect of any such plan to the Pension Benefit Guaranty Corporation or to the participants in such plan or to the beneficiaries of such participants. Each such terminated plan was terminated substantially in accordance with the applicable provisions of law or any agreement or contract relating to any such plan and has been terminated without liability to Shoom.

(ii)          Welfare Plans. Except as disclosed in Schedule 3(z)(ii) of this Agreement, Shoom does not have in effect any plan, fund, or arrangement of Shoom which is an employee welfare benefit plan, whether or not currently maintained (within the meaning of ERISA Section 3(1)) (a “Welfare Plan”). For each Welfare Plan, the following is true:

(1)          each such Welfare Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements;

(2)          there is no voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code) maintained with respect to any such Welfare Plan;

(3)          there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject Shoom or the MergerSub to a tax under Code Section 4976(a);

(4)          each such Welfare Plan which is a group health plan complies and has complied with the applicable requirements of Code Section 4980B. and would comply with Sections 9801 through 9806 if such provisions were now in effect, Title XXII of the Public Health Service Act, and the applicable provisions of the Social Security Act and is not and has not been a nonconforming group health plan under Section 5000(c) of the Code;

(5)          each such Welfare Plan may be amended or terminated by Shoom or the MergerSub, on or at anytime after, the Closing Date and after any advance notice to participants or similar measures required by law which are non-waivable under the Welfare Plan;

(6)          No such Welfare Plan provides for continuing benefits or coverage for any participant (including past, present or future retirees) or such participant’s beneficiary after termination of employment except as required by the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) or any other state or Federal law; and

(7)          No claims have been made and no other events have occurred that might form the basis of a claim which has substantially increased or based on customary insurance industry practice might substantially increase, the premiums or other charges of Shoom under any Welfare Plan.

(aa)         Insurance. Schedule 3(aa) of this Agreement contains a correct and complete description of all policies of insurance by or on behalf of Shoom in which Shoom is named as an insured party, beneficiary or loss payable payee. Shoom has at all times prior to the date hereof maintained and will at all times prior to the Effective Time maintain insurance coverage with respect to its properties, in respect of liabilities and risks prudently insured against. The policies described in Schedule 3(aa) of this Agreement are outstanding and in force as of the date hereof.

(bb)         Rights of Third Parties. Other than as disclosed in Schedule 3(bb) of this Agreement attached, or specifically provided for in this Agreement, Shoom has not entered into any material leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of Shoom, and no person or other corporation has any right to possession, use or occupancy of any of the property of Shoom, except as customary and normal for the business.

(cc)         Powers of Attorney. There are no persons, firms, associations, corporations or business organizations holding general or special powers of attorney from Shoom.

(dd)         Labor Matters. Shoom is not a party to any collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened any labor disputes, strikes or work stoppages that may have a Material Adverse Change upon the continued business or operation of Shoom. Shoom is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices.

(ee)         Relationships with Vendors and Customers. Shoom has no knowledge of any present or future conditions or state of facts or circumstances, which would cause a Material Adverse Change to Shoom after the Closing Date. Shoom’s relationships with its customers, clients and vendors are satisfactory, and Shoom has no knowledge of any facts or circumstances which might materially alter, negate, impair or in any way cause a Material Adverse Change to the continuity of any such relationships including, but not limited to, the effect that such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from Shoom or its Subsidiaries, or MergerSub (whether as a result of the consummation of the Merger contemplated hereby or otherwise). Except as set forth on Schedule 3(ee) of this Agreement, neither Shoom nor any of its Subsidiaries have received any indication from any material supplier of Shoom or its Subsidiaries to the effect that such supplier (i) is planning to implement any material price changes other than in the Ordinary Course of Business or will stop or (ii) is terminating, canceling or threatening to terminate or cancel any commitments, contracts or arrangements with Shoom, and there are no disputes with any material supplier of Shoom or its Subsidiaries. Shoom has no knowledge of any material outstanding claims of any of its customers or clients presently outstanding, pending or threatened against Shoom, except for aged accounts payables claims. Shoom has no knowledge of any present or future condition or state of facts or circumstances which would prevent the business of Shoom from being carried on by the MergerSub after the Effective Time in essentially the same manner as it is presently being carried on.

(ff)          Approvals and Authorizations. Shoom has obtained all necessary consents, approvals and authorizations in connection with the Merger contemplated hereby which are required by law or otherwise in order for Shoom to continue all of its present business following the Closing Date.

(gg)         Compensation Plans. The employee handbook, Schedule 3(z) of this Agreement contains a correct and complete description of all material compensation plans and arrangements: bonus and incentive plans and arrangements; deferred compensation plans and arrangements; stock purchase and stock option plans and arrangements: hospitalization and other life, health or disability insurance or reimbursement programs: holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements, policy manuals and any other plans or arrangements providing for benefits for employees of Shoom.

(hh)        Governmental Licenses. Schedule 3(hh) of this Agreement contains a correct and complete list of all material governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are (i) necessary for the operation of Shoom, and (ii) required in connection with Shoom’s execution, delivery or performance of this Agreement, all of which have been obtained by Shoom and are in full force and effect.

(ii)           Brokers. No agent, broker, investment banker, person, or firm acting on behalf of Shoom or any of the Shoom Stockholders, or any firm or corporation affiliated with any of them, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission, finder’s fee or other like payment in connection with the Merger contemplated hereby.

(jj)           Compliance With Laws.

(i)           The operations and activities of Shoom have previously and continue to comply with all applicable federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the “Laws”), as in effect on or before the date of this Agreement, including, without limitation, all rules and regulations of the Occupational Safety and Health Administration. Neither the ownership of Shoom nor the conduct of the business of Shoom as presently conducted conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default right to accelerate or loss of rights under, any terms or provisions of its Articles of Incorporation or By-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, or Laws to which Shoom is a party or by which it may be bound or affected. Shoom has received no written notice or communication from any third party asserting a failure to comply with any Laws, nor has Shoom received any written notice that any authority or third party intends to seek enforcement against Shoom to compel compliance with any such Laws.

(ii)          There are no existing claims or threatened claims against Shoom, for, with respect to, or as direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging, from the real property of Shoom of any “Hazardous Material,” including, without limitation. any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liabilities Act (“CERCLA”), any so-called “Super Fund” or “Super Lien” law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree now or at any time hereafter in effect, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material.

(iii)         Since the date first acquired or leased by Shoom, Shoom has not placed any “Hazardous Material” on or under the real property owned or leased by Shoom and there has been no “Hazardous Material” on or under the real property owned or leased by Shoom.

(iv)         Neither Shoom nor the Shoom Stockholders, nor any officer, employee or agent of Shoom acting on its behalf, nor any other person acting on its behalf, has, directly or indirectly, within the past three (3) years given or received or agreed to give or receive any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder Shoom (or assist Shoom in connection with any actual or proposed acquisition) which (i) might subject Shoom to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given or received in the past might have adversely affected the assets, business or operation of Shoom, or (iii) if not continued in the future, might adversely affect the assets, the business or the operations or prospects of Shoom, or which might subject Shoom to suit or penalty in any private or governmental litigation or proceeding.

(kk)         Internal Accounting Controls. Shoom and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) acquisitions are executed in accordance with management’s general or specific authorizations, (ii) acquisitions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Shoom has established disclosure controls and procedures for Shoom and designed such disclosure controls and procedures to ensure that material information relating to Shoom, including its subsidiaries, is made known to the officers by others within those entities. Shoom’s officers have evaluated the effectiveness of Shoom’s controls and procedures. Since the Balance Sheet Date, there have been no significant changes in Shoom’s internal controls or in other factors that could significantly affect Shoom’s internal controls.

(ll)           No Additional Agreements. Shoom does not have any agreement or understanding with any Shoom Stockholders with respect to the Merger contemplated by this Agreement other than as specified in this Agreement.

(mm)       Disclosure. Shoom understands and confirms that the Shoom Stockholders will rely on the foregoing representations and covenants in effecting the Merger. All disclosure provided to the Shoom Stockholders regarding Shoom, its business and the Merger contemplated hereby, furnished by or on behalf of Shoom (including Shoom’s representations and warranties set forth in this Agreement) are true and correct in all material respects and do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(nn)        Relationships With Related Persons. Except as set forth in Schedule 3(b)(iii) of this Agreement, and except through or related to its ownership of Shoom Shares, neither the Shoom Stockholders nor any Affiliate of the Shoom Stockholders has any outstanding Contract with Shoom or its Subsidiaries.

(oo)        Guarantees. The Shoom Stockholders have not personally guaranteed any of the obligations of the business of Shoom, except for unspecified guarantees that were initiated during the start up phase of Shoom that may not have been released.

(pp)        Benefits. All information on accrued holiday, vacation, sick or other compensation or benefits to which employees of Shoom are entitled to receive from Shoom have been provided by Shoom, so they can be set forth on the Financial Statements to the extent such accruals are required to be accrued in accordance with GAAP. Shoom has an employee manual which sets forth Shoom’s primary policies with respect to its employees.

(qq)        Schedules. Shoom has delivered to the MergerSub and Sysorex complete and correct schedules in all material respects (the “Schedules”), in form and substance reasonably acceptable to the MergerSub and Sysorex, as of the date of this Agreement.

(rr)          No Legal or Tax Advice. Shoom is not relying on any legal or tax advice from Sysorex or the MergerSub in connection with the Merger contemplated by this Agreement.

(ss)         Accuracy. No representation, warranty, covenant or statement by Shoom in this Agreement, including the Schedules and Exhibits attached hereto and the certificates furnished or to be furnished to the MergerSub and Sysorex pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

Section 4.                Representations and Warranties of the MergerSub and Sysorex. Each of MergerSub and Sysorex jointly and severally warrants and represents to Shoom as follows: (as used herein, “MergerSub’s or Sysorex’s best knowledge” or “to the best knowledge or the MergerSub or Sysorex” shall mean information actually known by the officers or directors of MergerSub or Sysorex or imputed knowledge as to which it was their fiduciary duty to inform themselves):

(a)          Capacity. Each of the MergerSub and Sysorex has full right, power and capacity to execute, deliver and perform its obligations under this Agreement and the other documents required to be executed by the MergerSub or Sysorex in connection herewith and to consummate the Merger contemplated hereby. The execution and delivery of this Agreement does not, and the consummation of the Merger contemplated by this Agreement will not, constitute a breach of any term or provision of the Articles of Incorporation or By-laws of the MergerSub or the Certificate of Incorporation or By-laws of Sysorex or constitute a default under any material law, rule, regulation, indenture, instrument, mortgage, deed of trust, or other agreement or instrument to which the MergerSub or Sysorex is a party or by which either is bound.

(b)          Organization.

(i)           The MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and the MergerSub has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith. The MergerSub is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.

(ii)          Sysorex is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith. Sysorex is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.

(c)          Authority; No Conflict.

(i)    This Agreement constitutes the legal, valid and binding obligation of MergerSub and Sysorex, enforceable against them in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency laws and other laws affecting the rights of creditors generally and except as may be limited by general principles of equity. The execution and delivery by the MergerSub and Sysorex of this Agreement and the consummation by the MergerSub and Sysorex of the Merger have been duly authorized and approved by the Board of Directors of the MergerSub and Sysorex and no other corporate proceedings on the part of the MergerSub and Sysorex are necessary to authorize this Agreement and the Merger. Upon the execution and delivery by it of the Other Agreements to which MergerSub or Sysorex is a party and the execution and delivery thereof by each other party thereto, such Other Agreements will constitute the legal, valid and binding obligations of MergerSub or Sysorex, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, moratorium and insolvency laws and other laws affecting the rights of creditors generally and except as may be limited by general principles of equity. MergerSub and Sysorex have the power, authority and capacity to execute and deliver this Agreement and the Other Agreements to which it is a party and to perform its respective obligations under this Agreement and such Other Agreements.

(ii)   neither the execution and delivery of this Agreement or any of the Other Agreements, nor the consummation or performance of the Merger will, directly or indirectly (with or without notice or lapse of time):

(iii)  contravene, conflict with or result in a violation of any Legal Requirement or any Order to which MergerSub or Sysorex is subject; or

(1)          conflict with or result in a violation or breach of (b) constitute (with or without notice or passage of time) a default under (c) result in or give any person the right of termination, cancellation, acceleration or modification in or with respect to (d) result in or give to any person any additional rights under or (e) result in the creation or imposition of an Encumbrance upon the assets of the MergerSub or Sysorex under any agreement or other arrangement to which MergerSub or Sysorex is a party or is bound; or

(2)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by MergerSub or Sysorex.

(iv)  Neither MergerSub nor Sysorex are and will not be required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or any of the Other Agreements or the consummation or performance of the Merger.

(d)          Capital Structure. As of the Effective Time the authorized capital stock of Sysorex shall consist of 50,000,000 Sysorex Shares and 5,000,000 shares of “blank check” preferred stock (the “Sysorex Preferred Stock”). As of August 26, 2013 (i) 25,208,443 Sysorex Shares were issued and outstanding, (ii) no shares Sysorex Preferred Stock were outstanding, (iii) no Sysorex Shares or Sysorex Preferred Stock are held by Sysorex in its treasury, and (iv) warrants to purchase an aggregate of 1,010,023 Sysorex Shares were issued and outstanding, and (v) 3,000,000 Sysorex Shares are reserved for issuance under Sysorex’s 2011 Employee Incentive Plan of which options to purchase 1,788,500 Sysorex Shares have been granted under the plan, as well as 1,250,000 non-qualified stock options outside of the Plan. Except as set forth on Schedule 4(d) of the Sysorex Disclosure Schedule attached hereto, no shares of capital stock or other voting securities of Sysorex were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Sysorex are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, Sysorex’s Articles of Incorporation, Sysorex’s By-laws or any Contract to which Sysorex or MergerSub is a party or otherwise bound. There are no other commitments, Contracts, arrangements or undertakings of any kind to which Sysorex or MergerSub is a party or by which any of them is bound (i) obligating Sysorex or MergerSub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, MergerSub, (ii) obligating Sysorex or MergerSub to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Sysorex. As of the date of this Agreement, there are not any outstanding contractual obligations of Sysorex to repurchase, redeem or otherwise acquire any shares of capital stock of Sysorex. Sysorex is not a party to any agreement granting any security holder of Sysorex the right to cause the MergerSub to register shares of the capital stock or other securities of Sysorex held by such security holder under the Securities Act, other than the pending preferred share offering. The Consideration Shares to be issued pursuant to this Agreement as well as under the Sysorex 2011 Employee Incentive Plan will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

(e)          Consents and Approvals. No governmental license, permit or authorization, and no registration or filing with any court, governmental authority or regulatory agency, is required in connection with the execution, delivery or performance of this Agreement by the MergerSub or Sysorex. Each of the MergerSub and Sysorex shall execute, deliver and perform its obligations under this Agreement, and no consent or other approval of any other party is required to be obtained by the MergerSub or Sysorex in connection with the Mergers contemplated hereby.

(f)           Binding Obligation. This Agreement has been duly executed and delivered by the MergerSub and Sysorex and constitutes the legal, valid and binding obligation of the MergerSub and Sysorex, enforceable against the MergerSub and Sysorex in accordance with its terms, except to the extent that such enforceability may be limited by general principles of equity or bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally. All action of the Board of Directors of the MergerSub and Sysorex and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Mergers contemplated hereby has been duly and validly taken.

(g)          Brokers: Finders. Except as set forth in Schedule 4(g) attached hereto, no agent, broker, investment banker, person or firm acting on behalf of the MergerSub or Sysorex or any firm or corporation affiliated with the MergerSub or Sysorex or under the authority of either the MergerSub or Sysorex is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with the Merger contemplated hereby.

(h)          Accuracy. No representation, warranty, covenant or statement by the MergerSub or Sysorex in this Agreement, including the Schedules and Exhibits attached hereto and the certificates furnished or to be furnished to Shoom pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

(i)         Listing and Disclosure Documents. Except as set forth in Schedule 4(i) of the Sysorex Disclosure Schedule attached hereto, as of the Signing Date, Sysorex does not have and has never had securities of any class registered under the Securities Act or the Exchange Act, and the only filings that Sysorex has made with the Securities and Exchange Commission include an S-1 Registration Statement filed on August 12, 2013 and Notices of Exempt Offering of Securities on Form D. Notwithstanding the foregoing, Sysorex Shares are listed for trading on the OTC Markets maintained by the Financial Industry Regulatory Authority, Inc. (“FINRA”), and Sysorex files disclosure documents, including financial statements, with FINRA which are available to the public at http://www.otcmarkets.com (the “Disclosure Documents”). Sysorex has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Sysorex Shares on the OTC Markets. As of its respective filing date, each Disclosure Document complied in all material respects with the rules and regulations of FINRA, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Sysorex has filed its consolidated financial statements for the years ended December 31, 2011 and 2012, and for the six-month period ended June 30, 2013 (the “Sysorex Financials”), all of which comply with the rules and regulations of FINRA and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Sysorex and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Disclosure Documents, Sysorex has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Sysorex or in the notes thereto.

(j)           Absence of Certain Changes or Events. Except as set forth in Schedule 4(j) of the Sysorex Disclosure Schedule attached hereto, from the date of the most recent quarterly financial statement to the Signing Date, Sysorex and MergerSub have conducted business only in the ordinary course.

(k)          Litigation. Except as set forth in Schedule 4(k) of the Sysorex Disclosure Schedule attached hereto, there is no suit, action or proceeding pending or, to the knowledge of Sysorex or MergerSub, threatened against or affecting Sysorex or MergerSub (and Sysorex and MergerSub are not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Change on Sysorex or MergerSub, nor is there any Judgment outstanding against Sysorex or MergerSub that has had or would reasonably be expected to have a Material Adverse Change on Sysorex or MergerSub.

(l)           Compliance with Applicable Laws. Except as set forth on Schedule 4(l) of the Sysorex Disclosure Schedule attached hereto, Sysorex and MergerSub are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Change on Sysorex. Except as set forth in the Disclosure Documents, Sysorex or MergerSub have not received any written communication during the past two years from a Governmental Entity that alleges that Sysorex or MergerSub is not in compliance in any material respect with any applicable Law.

(m)          Reorganization.

(i)           MergerSub is a newly formed California corporation that was organized solely to engage in the Merger. MergerSub does not have any assets or any liabilities and has not engaged in any business or activity.

(ii)          MergerSub is, and immediately prior to the Merger will be, a wholly owned subsidiary of Sysorex.

(iii)         MergerSub has no plan, intention or commitment to issue or sell (a) any of its capital stock, (b) any security of MergerSub treated as equity for federal income tax purposes, (c) any security that is convertible or exchangeable into any of the foregoing, or (d) any right to subscribe for or acquire any of the foregoing, and no such securities or rights are outstanding other than the common stock of MergerSub that is owned by Sysorex.

(iv)         Neither Sysorex nor MergerSub has any plan or intention to cause the Surviving Corporation to issue additional shares of its stock or any other security of Surviving Corporation that would result in Sysorex losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code prior to or immediately after the Merger.

(v)          Except as set forth in Schedule 4(v) of the Sysorex Disclosure Schedule attached hereto, prior to the Merger, Shoom has acquired no Sysorex Shares (and no related person to Sysorex within the meaning of Treasury Regulations Section 1.368-1(e)(3) has acquired any stock of Shoom), either directly or through any transaction, agreement or arrangement with another person. Shoom has no plan or intention to acquire or redeem (and no related person to Shoom within the meaning of Treasury Regulations Section 1.368-1(e)(3) has any plan or intention to acquire) any of the Sysorex stock issued in the Merger, other than pursuant to the terms of this Agreement, either directly or through any transaction agreement or arrangement with another person.

(vi)         Sysorex has no plan or intention to (a) liquidate the Surviving Corporation (including any transaction that would be treated as a liquidation for federal income tax purposes), (b) merge the Surviving Corporation with or into another corporation (including any entity treated as a corporation for federal income tax purposes), (c) sell or otherwise dispose of the stock of the Surviving Corporation, except for transfers of stock to corporations controlled by Sysorex in accordance with Section 368(a)(2)(C) of the Code, or (d) cause the Surviving corporation to sell or otherwise dispose of any of its assets or any of the assets acquired from MergerSub, except for dispositions made in the Ordinary Course of Business or transfers of assets to a corporation controlled by the Surviving corporation in accordance with Section 368(a)(2)(C) of the Code.

(vii)        MergerSub has no liabilities assumed by the Surviving Corporation in the Merger, and will not transfer any assets to the Surviving Corporation in the Merger subject to any liabilities.

(viii)        Following the Merger, Sysorex will cause the Surviving Corporation to continue its historic business or use a significant portion of its historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(ix)          Sysorex and MergerSub will each pay their respective expenses, if any, incurred in connection with the transaction contemplated by this Agreement.

(x)           Sysorex is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

Section 5. Survival of Representations and Warranties; Indemnification. All representations and warranties made by Shoom, the Shoom Stockholders, MergerSub and Sysorex in this Agreement, including without limitation all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive the Closing until the first anniversary of the Closing Date (the “Survival Date”); provided, however, that all representations and warranties made by Shoom and the Shoom Stockholders in Section 3(r) hereof, and all representations and warranties made by the MergerSub and Sysorex in Section 4(i) hereof, shall survive the Closing until and through one (1) month after the expiration of the applicable statute of limitations (the “Extended Survival Date”); provided, however, that representations which are the basis for claims asserted under this Agreement, of which an Indemnitee notifies the indemnifying party prior to the expiration of such applicable time periods, shall also survive until the final resolution of those claims. Covenants and other executory obligations contained in this Agreement shall survive the Closing. The right to indemnification, payment of damages and other remedies based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(a)          Indemnity by the Shoom Stockholders. Provided that the Merger contemplated by this Agreement is closed, the Shoom Stockholders shall, severally but not jointly, indemnify, defend and hold harmless the MergerSub and Sysorex and their respective Affiliates, shareholders, partners, directors, officers, employees and other agents and representatives (collectively, the “Sysorex Parties”) from and against all liabilities, losses, costs or damages whatsoever (including expenses and reasonable fees of legal counsel) (“Claims”) arising out of or relating to Claims of which Sysorex notifies the Shareholder Representative prior to the Survival Date or the Extended Survival Date, if applicable, in the event that it is determined that such Claims arise out of or from or are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 3 made by Shoom, (ii) the non-performance by Shoom in any material respect of any covenant, agreement or obligation to be performed by Shoom under this Agreement, (iii) the assessment of any material federal, state, local or other tax liabilities due and payable by Shoom for all periods through August 31, 2013 or (iv) the assessment of any federal, state or local fines resulting from the provision of services or shipment of any product of Shoom to and including through the Closing Date; or (v) the inaccuracy in any material respect of any representation or warranty made by a Shoom Stockholder in the Shareholder Representation Statement delivered by such Shoom Stockholder (in which case only such individual Shoom Stockholder shall have such indemnification obligation).

(b)          Indemnification by MergerSub and Sysorex. Provided that the Merger contemplated by this Agreement is closed, the MergerSub and Sysorex hereby agree to indemnify, defend and hold harmless the Shoom Stockholders from and against all Claims arising out of or from or based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 4 by the MergerSub and/or Sysorex; (ii) the non-performance by the MergerSub and/or Sysorex in any material respect of any covenant, agreement or obligation to be performed by the MergerSub and/or Sysorex under this Agreement; and (iii) any liabilities arising out of the operation of the business of Shoom by the Surviving Corporation after the Effective Time.

(c)          Defense of Claims. Whenever any Claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnitee”) shall notify the indemnifying party (the “Indemnitor”) in writing within 30 days after the Indemnitee has actual knowledge that it is entitled to indemnification of such Claim constituting the basis for such Claim (the “Notice of Claim”). The Notice of Claim shall specify all facts known to the Indemnitee giving rise to such indemnification claim and the amount or an estimate of the amount of the liability arising therefrom.

If the facts giving rise to any such indemnification shall involve any actual, threatened or possible claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate at its expense through co-counsel of its own choosing) to contest or defend such claim at his expense and through counsel of his own choosing if he gives written notice of his intention to do so to the Indemnitee within 10 days after receipt of the Notice of Claim; provided that Indemnitor diligently prosecutes or defends such claim.

The Indemnitee shall not settle any claim that would give rise to liability on the part of the Indemnitor under the indemnity contained in this Section without the written consent of the Indemnitor, which consent shall not unreasonably be withheld. If a firm offer is made to settle a claim or litigation defended by the Indemnitee and the Indemnitor refuses to accept such offer within 20 days after receipt of written notice from the Indemnitee of the terms of such offer, then, in such event, the Indemnitee shall continue to contest or defend such claim and shall be indemnified pursuant to the terms hereof. If a firm offer is made to settle a claim or litigation and the Indemnitor notifies the Indemnitee in writing that the Indemnitor desires to accept and agree to such settlement, but the Indemnitee elects not to accept or agree to it, the Indemnitee may continue to contest or defend such claim or litigation and in such event, the total maximum liability of the Indemnitor to indemnify or otherwise reimburse the Indemnitee hereunder with respect to such claim or litigation shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) to the date of notice that the Indemnitor desires to accept such settlement.

Notwithstanding any provision of this Agreement to the contrary, neither Shoom Stockholders’ nor MergerSub’s maximum liability for indemnification shall exceed a total of five million five hundred thousand dollars ($5,500,000). Further, notwithstanding anything in this Agreement to the contrary, no Shoom Stockholder shall have any liability for indemnity obligations in excess of such Shoom Stockholder’s pro-rata portion of the total liability for such indemnity, based upon the relative numbers of Shoom Shares held by the Shoom Stockholders. For example, if the total aggregate indemnity liability of the Shoom Stockholders as a group is $1,000,000, and a Shoom Stockholder held 10% of the Shoom Shares, such Shoom Stockholder’s maximum liability for indemnification shall be $100,000.

Notwithstanding any provision of this Agreement to the contrary, no claim for indemnification pursuant to this Section 5 by the Indemnitee shall be asserted or claimed except for the amount of such Claim in excess of the aggregate, the sum of $25,000 (the “Shoom Stockholders’ Basket”). Any Loss suffered by MergerSub for payment of any insurance deductible in connection with any proceedings shall be excluded from the Shoom Stockholders’ Basket.

All claims for indemnification against the Shoom Stockholders shall be satisfied by the Shoom Stockholders on a pro-rata basis first by forfeiture of Escrow Shares and Escrow Cash held pursuant to Section 1(i) and if not satisfied thereby, by forfeiture of additional Consideration Shares. For purposes of determining the number of Escrow Shares or other Consideration Shares to be forfeited in order to satisfy a claim for indemnity, any Escrow Shares or Consideration Shares that are forfeited in satisfaction of indemnity obligations shall be deemed to have a value of the greater of (i) two dollars ($2.00) per share, or (ii) the average closing price of such Sysorex Shares for the ten (10) trading days preceding the date on which such shares are forfeited in satisfaction of indemnity obligations. Notwithstanding the above, any Shoom Stockholder shall be entitled to elect to satisfy some or all of such Shoom Stockholder’s indemnity obligations hereunder in cash rather than through forfeiture of Escrow Shares or other Consideration Shares.

(d)          Notwithstanding any provisions of this Agreement to the contrary, the remedies available to the Sysorex Parties under this Section 5 shall be the sole and exclusive remedies of the Sysorex Parties against the Shoom Stockholders in relation to this Agreement.

(e)          Shareholder Representative. In the event that the Merger is approved by the Shoom Stockholders, effective upon such vote, and without further act of any stockholder, William Freschi shall be deemed appointed as agent and attorney-in-fact (the “Shareholder Representative”) for each Shoom Stockholder (except such shareholders, if any, as shall have perfected their dissenters’ rights under the CCC), for and on behalf of the Shoom Stockholders, to give and receive notices and communications, to object to Claims for indemnification, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to Claims for which indemnification is sought, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all the Shoom Stockholders and shall be final, binding and conclusive upon each of the Shoom Stockholders, and the Sysorex Parties may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of every such Shoom Stockholder. The Shareholder Representative may be removed and replaced by the Shoom Stockholders from time to time upon not less than 30 days prior written notice to Sysorex; provided, however, that the Shareholder Representative may not be removed unless holders of a majority of the Consideration Shares agree to such removal and to the identity of the substituted Shareholder Representative. Any vacancy in the position of Shareholder Representative may be filled by approval of the holders of a majority in interest of the Consideration Shares. In the event that a vacancy in the position of Shareholder Representative is not filled by a majority in interest of the Consideration Shares, Sysorex may petition a court of competent jurisdiction to appoint a successor to such position. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for his services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Shoom Stockholders. Notwithstanding the above, the Shareholder representative shall not have the power to settle or compromise any Claim relating to the inaccuracy of representations or warranties made by a Shoom Stockholder in the Shareholder Representation Statement delivered by such Shoom Stockholder for which only such individual Shoom Stockholder has indemnification obligations.

Section 6.                Covenants of Shoom. Shoom hereby covenants and agrees:

(a)          Conduct of Business Prior to Closing. On and after the Signing Date until the Closing Date, except as expressly permitted or required by this Agreement or as otherwise expressly consented to by Sysorex in writing, Shoom shall use its reasonable efforts to:

(i)           operate Shoom only in the Ordinary Course of Business;

(ii)          not purchase or acquire any assets or properties, ether real or personal, tangible or intangible, other than supplies purchased in the Ordinary Course of Business, and not sell or otherwise dispose of any property or asset, except in the Ordinary Course of Business;

(iii)         not take any action or omit to take any action which will cause a material breach of any Material Contract;

(iv)         take all steps reasonably necessary to maintain its intellectual property rights;

(v)          pay all accounts payable, and collect all accounts receivable, in the Ordinary Course of Business;

(vi)         comply with all applicable Laws;

(vii)         maintain the books and records and accounts in the Ordinary Course of Business;

(viii)        except as set forth herein, continue the employment of all employees and not modify the salary or other compensation (including benefits) of any employee;

(ix)          use commercially reasonable efforts to preserve the goodwill and patronage of the customers, employees, suppliers and others having a business relationship with Shoom;

(x)           not engage in any practice, enter into any transaction, take any action or omit to take any action which would cause a Material Adverse Change.

(b)          Further Assurances. Shoom hereby agrees that, from time to time at the reasonable request of the MergerSub and without further consideration, it shall execute and deliver such additional instruments and take such other action as the MergerSub or Sysorex may reasonably require to cause the Shoom Stockholders to convey, assign, transfer and deliver Shoom Shares and otherwise to carry out the terms of this Agreement.

(c)          Public Announcements. Sysorex may issue a press release or other announcement of this Agreement and the Merger contemplated hereby and thereby in such form as shall be determined by Sysorex and MergerSub in their sole discretion, provided that MergerSub and/or Sysorex shall not issue any such press release or public announcement without the prior approval of Shoom, which approval will not be unreasonably withheld. None of Shoom, its Subsidiaries, the Shoom Stockholders or their respective Affiliates, officers, employees or agents shall issue or cause the issuance or the publication of any press release or any other public statement or announcement with respect to this Agreement, the Other Documents or the Merger contemplated hereby or thereby, without the prior review and written consent of MergerSub and/or Sysorex in each specific instance.

(d)          Affiliate Transactions. On or prior to the Closing Date, all Indebtedness and other amounts owing under Contracts (other than documents related to the Merger and employment, restrictive covenant, confidentiality and similar agreements with employees of Shoom and its Subsidiaries) between Shoom, any Affiliate of Shoom, or any officer, director, manager, or spouses, parents, children or siblings of any director, or officer or member of Shoom or Affiliate of any of the foregoing (other than Shoom or any Subsidiary thereof), on the one hand, and Shoom or any of its Subsidiaries, on the other hand, will be paid in full, and Shoom will terminate and will cause any such Affiliate of Shoom, or officer, director, manager, or spouses, parents, children or siblings of any director, officer or member of Shoom or Affiliate of any of the foregoing to terminate, each such Contract with Shoom or any Subsidiary thereof, including, but not limited to any management services agreements, between any such Person and Shoom, without any obligation thereunder surviving such termination. Prior to the Closing, except as expressly contemplated by this Agreement or any other document related to the Merger, neither Shoom nor any Subsidiary thereof will enter into any Contract or amend or modify in any material respect any existing Contract, or engage in any transaction outside the Ordinary Course of Business consistent with past practice or not on an arm’s-length basis, with Shoom or any such Affiliate of Shoom, or officer, director, manager, or spouses, parents, children or siblings of any director, officer or member of Shoom or Affiliate of any of the foregoing.

(e)          Notice and Cure. If Shoom obtains knowledge of any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any condition set forth in Section 8 to be incapable of ever being satisfied, it will notify MergerSub promptly in writing of, and contemporaneously will provide MergerSub with true and complete copies of any and all information or documents relating to such event, transaction or circumstance. No notice given pursuant to this Section 6(d) shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or in any way limit the remedies available to Sysorex or MergerSub.

(f)           Shoom Stockholder Release. As a condition to receipt of Merger Consideration, each Shoom Stockholder on behalf of itself and each of its Affiliates shall release and forever discharge Shoom, each of its Subsidiaries and their respective officers, directors, shareholders and Affiliates, from any and all actions, causes of action, suits, debts, accounts, claims, contracts, demands, agreements, controversies, judgments, obligations, damages and liabilities of any nature whatsoever in law or in equity, whether currently known or unknown, suspected or claimed, whether pursuant to contract, statute or otherwise, in each case, arising out of events occurring on or prior to the Closing. The parties acknowledge that the Merger Consideration is being paid, in part, as consideration for such releases.

Section 7.                Covenants of the MergerSub and Sysorex. The MergerSub and Sysorex hereby covenant and warrant as follows:

(a)          Closing Documents. The MergerSub and Sysorex shall execute and deliver all instruments and documents required as a condition precedent to Closing and take all actions required to carry out the terms of this Agreement and to consummate the Merger contemplated hereby.

(b)          Noninterference. The MergerSub and Sysorex shall, not take or omit to take any action that (i) if taken or omitted on or before the date of this Agreement, would make untrue any of the representations and warranties contained in Section 4 of this Agreement, or (ii) would interfere with the MergerSub’s or Sysorex’s ability to perform or would prevent performance of any of its obligations under this Agreement or any of the other agreements or instruments provided for herein.

(c)          Fulfillment of Conditions. Each party shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each of the conditions to the obligations to the other parties in this Agreement.

Section 8.                Conditions Precedent to the Obligations of the MergerSub and Sysorex. The obligations of the MergerSub and Sysorex under this Agreement are subject to the following conditions, and either shall be entitled to terminate this Agreement upon notice to the Shareholder Representative if such conditions are not met or waived by December 31, 2013:

(a)          There shall not have been any breach of the representations, warranties, covenants and agreements of Shoom or the Shoom Stockholders contained in this Agreement or the Schedules and Exhibits hereto, and all such representations and warranties shall be true at all times on and before the Closing.

(b)          Shoom shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the MergerSub and Sysorex.

(c)          There shall have been no Material Adverse Change in the condition (financial or otherwise), business, assets, liabilities, properties, results of operations, or earnings of Shoom since the Balance Sheet Date.

(d)          Shoom shall have not incurred any new debt or liabilities other than in the Ordinary Course of Business since June 27, 2013.

(e)          There shall be no outstanding actions or threats of action by any party that may materially adversely affect the condition (financial or otherwise), business, assets, liabilities, properties, results of operations, or earnings of Shoom.

(f)           The MergerSub and Sysorex shall have received certificates dated the Closing Date and signed by Shoom, certifying that the conditions specified in subsections (a), (b), (c), (d) and (e) above have been fulfilled except to the extent that any non-fulfillment was disclosed in writing to the MergerSub prior to the Closing Date.

(g)          Shoom shall have obtained and delivered to the MergerSub and Sysorex any required consents or approvals of any third parties whose consent is required to the Merger contemplated hereunder, including all contracts set forth in Schedule 3(u)(ii).

(h)          The MergerSub and Sysorex shall have received originals or certified copies, reasonably satisfactory in form and substance to the MergerSub and Sysorex, of all such corporate documents of Shoom as the MergerSub or Sysorex shall reasonably require, including without limitation the following:

(i)           the Articles of Incorporation of Shoom and all amendments thereto and restatements thereof certified as of a recent date by an officer of Shoom;

(ii)          the By-laws of Shoom and all amendments thereto and restatements thereof certified as of the Closing Date by an officer of Shoom;

(iii)         certificate of existence of the Secretary of State of California, certifying as of a recent date that Shoom is duly organized, validly existing and in good standing under the laws of that State;

(iv)         copies of the minutes and resolutions of the Shoom Board and Shoom Stockholders showing the authorization and approval by such Boards of the execution and delivery by Shoom to the MergerSub of this Agreement and of the agreements and instruments provided for herein and of the performance of the obligations of Shoom under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretary or another officer of Shoom; and

(v)          a certificate of incumbency identifying the officers and directors of Shoom immediately before Closing.

(i)            Shoom shall have executed and delivered to the MergerSub and Sysorex an assignment or consent to all of the leases described in Schedule 3(t) of this Agreement.

(j)           Shoom shall have executed and delivered to the MergerSub and Sysorex the assignment or endorsement in favor of the MergerSub and Sysorex of coverage under the insurance policies maintained by the Shoom Stockholders covering Shoom described to in Schedule 4(aa) of this Agreement.

(k)          Shoom shall have delivered to MergerSub evidence, in form and substance reasonably satisfactory to MergerSub, of the termination and release of all recorded outstanding Liens and financing statements on the assets and properties of Shoom or any of its Subsidiaries, other than those associated with any agreement, listed in the disclosure schedules or listed in this agreements.

(l)            Each of the Shoom Stockholders shall have delivered to the MergerSub a Lock-Up Agreement substantially in the form attached hereto as Exhibit 2(a).

(m)          Shoom Stockholders shall have obtained and delivered to MergerSub any and all required waivers of default and/or consent to assumption of debt by Shoom’s lenders and/or MergerSub shall have entered into replacement borrowing facilities on terms reasonably acceptable to MergerSub.

(n)          No executive officer of Shoom as of the Signing Date shall have resigned or been terminated as an officer of Shoom.

(o)          The Shareholder Representative shall have delivered to Sysorex the signed Indemnity Escrow Agreement.

(p)          Sysorex and William Freschi, Dan Cole, Michael Lynch and Sharon Ryoji shall have entered into employment agreements with the Surviving Corporation.

Section 9.                Conditions Precedent to Shoom’s Obligations. The obligations of Shoom under this Agreement are subject to the following conditions, and Shoom shall be entitled to terminate this Agreement upon notice to Sysorex if such conditions are not met or waived by December 31, 2013:

(a)          There shall not have been any breach of the representations, warranties, covenants and agreements of the MergerSub or Sysorex contained in this Agreement, and all such representations and warranties shall be true at all times at and before the Closing.

(b)          The MergerSub and Sysorex shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to Shoom.

(c)          Shoom shall have received a certificate dated the Closing Date signed by each of the MergerSub and Sysorex, certifying that the conditions specified in Paragraphs 9(a) and 9(b) above have been fulfilled.

(d)          Shoom shall have received originals or certified copies, reasonably satisfactory in form and substance to Shoom, of the following corporate documents of the MergerSub and Sysorex:

(i)           a certificate of existence certifying as of a recent date that each of the MergerSub and Sysorex is a corporation in good standing under the laws of California and Nevada, respectively;

(ii)          copies of the minutes and resolutions of the Board of Directors of each of the MergerSub and Sysorex showing the authorization and approval by such Board of the execution and delivery by the MergerSub and Sysorex of this Agreement and the agreements and instruments provided for herein and of the performance of the obligations of the MergerSub and Sysorex under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretary or another officer of the MergerSub and Sysorex; and

(iii)         a certificate of incumbency identifying the officers and directors of the MergerSub and Sysorex immediately before Closing.

(e)          (i) The Shareholder Representation Statements received by Shoom from the Shoom Stockholders indicate that the Merger can be effected without receipt of a permit from the California Department of Corporations, (ii) the holders of at least 75% of the outstanding Shoom Shares have voted in favor of the Merger, (iii) the holders of no more than 10% of the Shoom Shares have voted against the Merger.

(f)          Sysorex shall have delivered to the Shareholder Representative the signed Indemnity Escrow Agreement.

Section 10.                Conditions Precedent to Obligations of the Shoom Stockholders, Shoom, the MergerSub and Sysorex. The obligations of the Shoom Stockholders, Shoom, the MergerSub and Sysorex to complete this Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, and any party shall be entitled to terminate this Agreement upon notice to the others if such conditions are not met or waived by December 31, 2013:

(a)          Due Diligence. Shoom, the MergerSub and Sysorex shall have been afforded the opportunity to complete their due diligence and conduct a review of the business and prospects of the other, and shall be reasonably satisfied as to such business and prospects.

(b)          No Injunctions. No action or proceeding shall have been instituted or threatened by any public authority or private person prior to the Closing before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Merger or to recover any damages or obtain other relief as a result of this Merger.

(c)          Consents. Any consent to the Merger considered by Shoom, the MergerSub or Sysorex to be necessary or advisable under any agreement or contract, the withholding of which might have, in the judgment of Shoom, the MergerSub or Sysorex, a Material Adverse Change on the financial condition of the other party shall have been obtained.

(d)          Corporate Proceedings. All corporate and other proceedings in connection with the Merger contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to Shoom, the MergerSub, Sysorex and their counsel, and Shoom, the MergerSub, Sysorex and their counsel shall have received all certificates, documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

Section 11.                Deliveries.

(a)          Deliveries of the Shoom Stockholders.

(i)           As a condition to receipt of Merger Consideration, each Shoom Stockholder shall deliver a Lock-Up Agreement executed by such Shoom Stockholder;

(ii)          As a condition to receipt of Merger Consideration, each Shoom Stockholder shall deliver to MergerSub, stock certificate(s) representing Shoom Shares (or an affidavit of loss thereof) free of all liens, claims and encumbrances properly transmitted, and with any and all transfer, stamp or similar taxes upon the transfer of the shares to the MergerSub paid in full by the Shoom Stockholders, with accompanying executed stock powers representing all of Shoom Shares owned by the Shoom Stockholders.

(iii)         As a condition to receipt of Merger Consideration, each Shoom Stockholder shall deliver to MergerSub, a signed document (the “Shareholder Representation Statement”), in form and substance reasonably satisfactory to Sysorex and Shoom, that includes all releases, representations and warranties that this Agreement provides are to be made by Shoom Stockholders as a condition to receipt of Merger Consideration.

(b)          Deliveries of Sysorex and MergerSub. At the Closing, Sysorex and the MergerSub shall deliver:

(i)           to Shoom, a certificate in the form of Exhibit 11(b), from the MergerSub, signed by its Secretary or Assistant Secretary certifying that the attached copies of the MergerSub’s Certificate of Incorporation, By-laws and resolutions of the Board of Directors of the MergerSub, approving the Merger are all true, complete and correct and remain in full force and effect;

(ii)          to the Shoom Stockholders, certificates representing the new Sysorex Shares and to the Shoom Stockholders entitled thereto, the Sysorex Options issued to such Shoom Stockholders as set forth in Schedule A;

(iii)         to Shoom, the Merger Certificate executed by MergerSub;

(iv)         to each of the Shoom Stockholders an original copy of the countersigned Lock-Up Agreement; and

(c)          Deliveries of Shoom. At the Closing, Shoom shall deliver:

(i)           to MergerSub, the Merger Certificate executed by Shoom;

(ii)          to MergerSub, a certificate from Shoom, signed by its secretary, or similar authorized officer, certifying that the attached copies of Shoom’s Articles of Incorporation, By-laws and resolutions of the Board of Directors of Shoom, approving the Merger are all true, complete and correct and remain in full force and effect;

(iii)         to MergerSub, the minute books, stock transfer ledger, corporate seals, and financial books and records of Shoom.

Section 12.                Subsequent Events.

(a)          Access to Books and Records of Shoom and Surviving Corporation. After the Closing, Sysorex hereby agrees to provide, and to cause the Surviving Corporation to provide the Shoom Stockholders and their accountants and representatives with full and free access to the books and records of Shoom and Surviving Corporation and to cooperate fully with all such accountants and representatives of the Shoom Stockholders so that a closing Balance sheet may be prepared on a timely basis.

(b)          Financial Information. Shoom will continue to deliver financial information as requested and necessary for Sysorex’s auditor to prepare audited and unaudited financial statements in anticipation of filing the Registration Statement, which shall be filed in accordance with GAAP. The officers of the Surviving Corporation continue to have an ongoing obligation to sign financial statements of the Surviving Corporation.

(c)          Tax Matters.

(i)           The Shareholder Representative shall (at the expense of the Surviving Corporation) prepare or cause to be prepared and file or cause to be filed on a timely basis all income and franchise Tax Returns with respect to Shoom for taxable periods ending on or prior to the Closing Date, and the Surviving Corporation authorizes the Shareholder Representative to do so on its behalf. Such Tax Returns shall be prepared on a basis consistent with the similar Tax returns for the preceding periods and shall not make, amend, revoke or terminate any election or change any tax accounting methods, practice or procedure without Sysorex’s consent. The Shareholder Representative shall give a copy of each such Tax Return to Sysorex prior to filing for its review, comment and approval. The Shoom Stockholders shall be responsible to indemnify the Sysorex Parties, pursuant to the terms and conditions of Section 5, for any Taxes shown to be due and owing by Shoom on such Tax Returns, to the extent any such Taxes exceed the reserves shown on the Shoom financial statements delivered to Sysorex.

(ii)          Sysorex shall include the Surviving Corporation or cause Surviving Corporation to be included in its consolidated federal income Tax Return for the period that includes the day after the Closing Date.

(iii)         Sysorex shall not file, or cause or permit the Surviving Corporation or any of its affiliates to file, a Tax Return of Shoom or an amendment to any Tax Return of Shoom with respect to any period ending on or prior to the Closing Date without the consent of the Shareholder Representative, which consent shall not unreasonably be withheld or delayed.

Section 13.                Miscellaneous.

(a)          Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

(b)          Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof. All references herein to this Agreement shall specifically include, incorporate and refer to the Schedules and Exhibits attached hereto which are hereby made a part hereof. There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other. There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other documents referred to herein. This Agreement may not be modified or amended orally, but only by a writing signed by all the parties hereto.

(c)          Governing Law. This Agreement and all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of California, applicable to agreements made and to be performed wholly within said State, without regard to the conflicts of laws principles of such State.

(d)          Expenses. The MergerSub, Sysorex and the Shoom Stockholders shall each pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Mergers contemplated hereby.

(e)          Resolution of Controversies. Notwithstanding any other provision in this Agreement to the contrary, controversies between Sysorex or MergerSub and Shoom Stockholders shall be resolved, to the extent possible, by informal meetings and discussions in good faith between the parties.

(f)          Arbitration. Any dispute with respect to this Agreement which absent, fraud or a misrepresentation of a material fact, cannot be made acceptable to the parties by an adjustment of the terms of this Agreement shall be resolved by mediation within 60 days of the mediation request and, if mediation is not successful, then by arbitration as provided herein.

The parties agree first to endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (the “AAA”) or such other mediation service as is mutually agreeable to the parties to the dispute under either the AAA’s Commercial Mediation Rules or such other commercial mediation rules as is mutually agreeable to the parties to the dispute. The mediation shall take place in Santa Clara, California, with representatives of the parties present with full authority to negotiate a settlement. The parties must participate in the Mediation process with a neutral mediator for at least ten hours over at least two days prior to commencement of any arbitration. If a party to the dispute refuses to participate in the mediation, the party demanding mediation may either compel mediation by seeking an appropriate order from a court of competent jurisdiction or proceed immediately to arbitration. Thereafter, any unresolved dispute shall be settled by arbitration administered by the AAA or such other arbitration service as is mutually agreeable to the parties to the dispute in accordance with the AAA’s Commercial Arbitration Rules or such other commercial arbitration rules as is mutually agreeable to the parties to the dispute. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the resolution of the disputed matter as determined by the arbitrator(s) shall be binding on the parties. Any such mediation or arbitration shall be conducted in Santa Clara, California applying California law.

Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the establishment of the arbitral tribunal, or pending the arbitral tribunal’s determination of the merits of the controversy.

The arbitrator(s) may award costs and fees to the prevailing party if, in his/her (their) discretion, the non-prevailing party did not prosecute the arbitration or settlement of the dispute in good faith. “Costs and fees” for this purpose shall mean reasonable pre-award expenses of the arbitration, including fees for the arbitrator(s), administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys’ fees. Except as otherwise awarded by the arbitrator(s), all costs and fees shall be borne by the party incurring such costs and fees.

The award shall be in writing and shall be signed by the arbitrator(s) and shall include a statement regarding the disposition of any statutory claim.

(g)          Severability. If any part of this Agreement is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part. To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

(h)          Notices. All notices, requests, consents and demands by the parties hereunder shall be delivered by hand, by recognized national overnight courier or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

if to Sysorex, MergerSub, or the Surviving Corporation to:

Sysorex Global Holdings Corp.

3375 Scott Blvd., Suite 440

Santa Clara, CA 95054

Attn: Nadir Ali, Chief Executive Officer

Faxsimile: 408-824-1543

Email: ali@sysorex.com

with a copy to:

Davidoff, Malito and Hutcher LLP

605 Third Avenue, 34th Floor

New York, New York 10158

Attention: Elliot H. Lutzker, Esq.

Faxsimile: (212) 286-1884

Email: ehl@dhclegal.com

if to Shoom or the Shoom Stockholders to the Shareholder Representative:

Shoom, Inc.

6345 Balboa Blvd., Suite 247

Encino, CA 91316

Attn: William Freschi

Faxsimile: [      ]

Email: [             ]

with a copy to:

Thomas L. Bahrick

Mash & Bahrick

1744 Campbell Ave.

San Jose, CA 95125

Facsimile: (408) 267-6446

Email: Bahrick@ix.netcom.com

Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

(i)           Non-Waivers. Neither any failure nor any delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of such party, unless such waiver is made by a writing executed by the party and delivered to the other parties hereto; nor shall a single or partial exercise of any right preclude any other or further exercise of any other right, power or privilege accorded to any party hereto.

(j)           Assignment. This Agreement may not be assigned by any party without the prior consent of the other parties.

(k)          Disclosure. From and after the date of this Agreement until the Closing or the termination of this Agreement, the Shoom Stockholders will not (i) solicit or encourage inquiries or proposals with respect to or furnish any information relating to, or participate in any negotiations or discussions concerning the sale of the Shoom Shares or the sale of all or a substantial portion of the assets of Shoom with anyone other than the MergerSub; or (ii) discuss the sale of the Shoom Shares with anyone other than the MergerSub and other officers, directors and shareholders of Shoom and the Shoom Stockholders’ advisors; and (iii) unless otherwise required by law or the requirements of any applicable stock exchange, make any public announcement without prior approval of the language of such announcement by the MergerSub.

(l)           Further Assurances. Each of the parties hereto shall use its best efforts to take or cause to be taken, and to cooperate with the other party hereto to the extent necessary with respect to, all action, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to consummate and make effective the Merger contemplated by this Agreement. Without limiting the generality of the foregoing, the Shoom Stockholders and MergerSub shall cooperate with and provide assistance to the other in connection with the preparation and filing of all federal, state, local and foreign income tax returns which relate to Shoom and relate to pre-Closing periods but which are not required to be filed until after the Closing, and shall also cooperate with and provide assistance to the other or Shoom with respect to any audit of any tax returns filed prior to the Closing.

(m)          Headings. The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(n)          Counterparts. This Agreement may be executed and delivered in multiple counterpart copies, each of which shall be an original and all of which shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 14.                Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)          The term “Affiliate” has the meaning prescribed by Rule 12b-2 of the regulations promulgated pursuant to the Exchange Act.

(b)          “Applicable Contract” means any Contract (i) under which Shoom has any rights, (ii) under which Shoom has or is subject to any obligation or liability or (iii) by which Shoom or any of the Assets are bound, including each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(c)          “Assets” means all of the assets, property, goodwill and business of every kind, nature and description, real, personal or mixed, tangible or intangible, wherever situated, whether or not reflected on the Balance Sheet, owned or leased by Shoom and its Subsidiaries, including, without limitation, all of the Intellectual Property Assets and all rights under Applicable Contracts constituting or held or used or useful in connection with, or related to, the Business.

(d)          “Business” shall mean the business conducted by Shoom and its Subsidiaries as of the date hereof.

(e)          “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(f)           “Contract” means any agreement, contract, lease, license, sublicense, or other undertaking (whether written or oral and whether express or implied) that is legally binding.

(g)          “EBITDA” means, as of a particular date of determination, Shoom’s earnings before interest, Taxes, depreciation, and amortization, in each case, as prepared in a manner consistent with Corporation’s past accounting practices.

(h)          “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal, whether arising by law, by agreement or otherwise.

(i)           “GAAP” means generally accepted accounting principles as from time to time in effect.

(j)           “Governmental Authorization” means any approval, consent, license, permit, order, consent order, consent decree, waiver or other authorization issued, granted, given or otherwise made available or applied for by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

(k)          “Governmental Body” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), (iv) multi-national organization or body or (v) federal, state, local, municipal, foreign or other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

(l)            “Knowledge” means, unless otherwise defined, in the case of an individual, such Person’s actual knowledge.

(m)         “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, consent order, judgment, injunction, constitution, law, ordinance, regulation, policy, statute or treaty.

(n)          “Material Adverse Change” with respect to a party means any occurrence, circumstance or condition (excluding general economic trends or conditions and trends or conditions affecting the industry in which such party and its subsidiaries operate) which individually or in the aggregate, together with all other occurrences, circumstances and conditions, has resulted in, or is reasonably likely to result in, a material adverse change in the results of operations financial condition or prospects of such party and its subsidiaries taken as a whole.

(o)          “Material Contracts” means the Contracts identified or required to be identified on Schedule 3(u) of this Agreement.

(p)          “Order” means any award, decision, decree, injunction, judgment, order, consent order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body.

(q)          “Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal operations of such Person consistent with the past practices of such Person.

(r)          “Organizational Documents” means each of the following as currently in effect, as applicable: (i) the charter, memorandum, articles or certificate of incorporation and the by-laws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership or formation of a limited partnership, (iv) the certificate of formation or articles of organization and operating agreement of a limited liability company, (v) any similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

(s)          “Permitted Encumbrances” means (i) matters set forth on Schedule 4(f) of this Agreement; (ii) liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings; (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the Ordinary Course of Business if the underlying obligations are not more than 30 days past due or are being contested in good faith; and (iv) liens or title-retention arrangements arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business.

(t)          “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

(u)          “Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

(v)          “Tax” means all forms of taxation wherever created or imposed, whether any federal, state, local or foreign income tax; gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum or estimated tax; or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(w)          “Tax Return” means any return (including any information or amended return), report, statement, schedule, notice, form or other document or information filed with, delivered or submitted to, or required to be filed with, delivered or submitted to, any Governmental Body or Person in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(x)     “Unknown Liabilities” means each and every liability or obligation of Shoom and its Subsidiaries (whether accrued or contingent) arising out of any event, occurrence or condition prior to the Closing, but only to the extent such liability or obligation (A) is attributable to the period prior to the Closing Date and (B) is not (ii) disclosed in the representations and warranties of the Shoom Stockholders, the Schedules attached hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

SYSOREX GLOBAL HOLDINGS CORP.

By:	/s/ Nadir Ali
Name: Nadir Ali
Title: Chief Executive Officer

SYSOREX MERGER SUB, INC.

By:	/s/ Nadir Ali
Name: Nadir Ali
Title: Chief Executive Officer

SHOOM, INC.

By:	/s/ William Freschi
Name: William Freschi
Title: Chief Executive Officer

SHAREHOLDERS REPRESENTATIVE

/s/ William Freschi
William Freschi

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